Exhibit 3(i).1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OSLER INCORPORATED

Osler Incorporated (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the Section 78 of the Revised Statutes of the State of Nevada, does hereby certify:

FIRST: The present name of the corporation (hereinafter called the “corporation”) and the name under which the corporation was originally incorporated is Osler Incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Nevada is July 30, 2004.

SECOND: The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu thereof new Article Fourth which is set forth in the Amended and Restated Articles of Incorporation hereinafter provided for.

THIRD: The provisions of the Articles of Incorporation of the corporation as heretofore amended and/or supplemented and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Articles of Incorporation of Osler Incorporated without any further amendment other than the amendment herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

FOURTH: The amendment and the restatement of the articles of incorporation herein certified have been duly adopted by the board of directors by unanimous written consent pursuant to the provisions of Section 315 of the Nevada Revised Statutes and by the written consent of a stockholder holding 18,226,000 shares of the corporation’s common stock, representing approximately 73.4% of the total shares of common stock then issued and outstanding and more than a majority of the total voting power, in accordance with the provisions of Sections 78.320 and 78.390 of Nevada Revised Statutes.

FIFTH: The articles of incorporation of the corporation, as amended and restated herein, shall at the effective time of this Restated Articles of Incorporation, read as follows:

RESTATED ARTICLES

OF

OSLER INCORPORATED”

First. The name of the corporation is Osler Incorporated.

Second. The registered office of the corporation in the State of Nevada is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701. The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the corporation. The corporation may conduct all corporation business of every kind and nature outside the state of Nevada as well as within the State of Nevada.

Third. The objects for which the corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a)	Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.
b)	May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.
c)
Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

d)	Shall have power to sue and be sued in any court of law or equity.
e)	Shall have power to make contracts.
f)
Shall have power to hold, purchase and convey real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by device or bequest in the State of Nevada, or in any other state, territory or country.

g)	Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.
h)
Shall have power to make By-Laws not inconsistent wit the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

i)	Shall have power to wind up and dissolve itself, or be wound up or dissolved.
j)
Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

k)
Shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

l)
Shall have power to guarantee, purchase, hold, sell assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any.

m)	Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property to fund.
n)
Shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependents of the United States, the District of Columbia, and any foreign countries.

o)
Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendments thereof.

p)	Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.
q)	Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities as may be allowed by law.

Fourth. The Corporation shall have authority to issue an aggregate of Eighty Million (80,000,000) shares of capital stock, of which Five Million (5,000,000) shares shall be classified as Preferred Stock, par value $.001 per share, and Seventy Five Million (75,000,000) shares shall be classified as Common Stock, par value $.001 per share. Each ten (10) shares of Common Stock outstanding at 9:00 a.m. on June 21, 2010 shall be deemed to be one share of Common Stock of the corporation, par value $.001 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock of the corporation are set forth in the following provisions:

A.	PREFERRED STOCK

I. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series and by filing a certificate pursuant to Section 78.1955 of the Nevada Revised Statutes to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term “Preferred Stock” is used in this Articles of Incorporation, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

II. There is hereby expressly granted to the Board of Directors authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

B.	COMMON STOCK

I. Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

II. The Board of Directors of the Corporation is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the Nevada Revised Statutes.

FIFTH. The board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The first Board of Directors shall be one (1) in number and the name and post office address of the Director shall be listed as follows:

Daniel A. Kramer
1802 N. Carson St., Ste. 212, Carson City, NV 89701

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Daniel A. Kramer
1802 N. Carson St., Ste. 212, Carson City, NV 89701

EIGHTH. The Resident Agent for this corporation shall be VAL-U-CORP SERVICES, INC. The address of the Resident Agent, and the registered or statutory address of this corporation in the State of Nevada, shall be: 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701.

NINTH. The corporation is to have perpetual existence.

TENTH.  In furtherance and not in limitation of the powers conferred by the statue, the Board of Directors is expressly authorized:

a)	Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the corporation.
b)
To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this corporation.

c)
By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the corporation, which, to the extent provided in the resolution, or in the By- Laws of the corporation, shall have and may exercise the powers of the Board  of Directors in the management of the business and affairs of the corporation. Such committee, or committees, shall have such name, or names as may be  stated in the By-Laws of the corporation, or as may be determined from time to  time by resolution adopted by the Board of Directors.

d)
When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the corporation.

Eleventh. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

Twelfth. No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

Thirteenth. This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

Executed by a duly authorized officer of the corporation on this 16th day of June, 2010.

By:	/s/ C. Leo Smith
President and Chief Executive Officer